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                                                              EXHIBIT 99.B16

                         EXHIBIT OF PERFORMANCE CALCULATIONS

         This exhibit reflects the calculation of certain performance figures that appear under "Performance" in the Part B Statement of Additional
             Information ("Part B") of Kemper Blue Chip Fund (the "Fund").
         The period reflected is the life of the Fund (from November 23, 1987 to April 30, 1988).

     A.   TOTAL RETURN.
     1. Formula. The total return performance of the Fund for a specified period equals the change in the value of a hypothetical $10,000 investment ("Initial Investment") from the beginning of the period to the end of the period. It is assumed that all dividends are reinvested. Total return may be computed either with or without adjustment for sales charge and it may be expressed either as a dollar value change or as a percentage change. Total return information is set forth in the Total Return Table that appears under "Performance" in the Part B.

     2. Unadjusted Total Return. The column labeled "Percentage Increase (unadjusted)" in the Total Return Table shows the total return of the Fund as a percentage change without adjustment for any sales charge. There were no dividends during the period. Therefore, the percentage change in value of the Initial Investment for the period equals the percentage change in the net asset value (NAV) per share of the Fund over the period. This equals the unadjusted total return for the period.

     Beginning NAV = NAV on November 23, 1987 = $9.00

     Ending NAV = NAV on April 30, 1988 = $9.12

                                     Ending NAV           $9.12
                Percentage Change =  -------------  - 1 = ----- - 1
                                     Beginning NAV        $9.00

                $9.12
                ----- - 1 = 1.0133 - 1 = 0.0133
                $9.00

     The decimal return is converted to a percentage by multiplying by 100.

                                 0.0133 x 100 = 1.33%

     The column labeled "Ending Value (unadjusted)" in the Total Return Table shows the total return of the Fund as a dollar value change without adjustment for any sales charge. The Ending Value (unadjusted) is equal to the Initial Investment ($10,000) plus the percentage change of such investment over the period (computed as described above).

     $10,000 + (1.33% of $10,000) = $10,000 + (.0133 x $10,000) = $10,133













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     3.   Adjusted Total Return.  The column labeled "Percentage Increase
     (adjusted)" in the Total Return Table shows the total return of the Fund as a percentage change with adjustment for the maximum sales charge.

     The maximum sales charge for the Fund is 4.5% of the offering price. On the $10,000 Initial Investment, the 4.5% sales charge would equal $450.

          4.5% of $10,000 = 0.045 x $10,000 = $450

     The Initial Investment adjusted for the maximum sales charge ("adjusted Initial Investment") is calculated by deducting the sales charge from the Initial Investment.

               $10,000 - $450 = $9,550

     The column labeled "Ending Value (adjusted)" in the Total Return Table shows the total return of the Fund as a dollar value change with adjustment for the maximum sales charge. The Ending Value (adjusted) is equal to the adjusted Initial Investment plus the percentage change of such investment over the period. The percentage change over the period is calculated in Sub-section 2 above.

     $9,550 + (1.33% of $9,550) = $9,550 + (0.0133 x $9,550) = $9,677

     Percentage Increase (adjusted) equals the percentage change of the Ending Value (adjusted) from the Initial Investment.

                         $9,677
                         ------- - 1 = 0.9677 - 1 = -0.0323
                         $10,000

     The decimal return is converted to a percentage by multiplying by 100.

                              -0.0323 x 100 = -3.23%

     B.   AVERAGE ANNUAL TOTAL RETURN.
     1. Formula. The average annual total return of the Fund for a specific period is found by taking a hypothetical $1,000 investment ("Initial Investment") on the first day of the period, adjusting for the maximum sales charge, and computing the redeemable value at the end of the period ("Redeemable Value"). The Redeemable Value is then divided by the Initial Investment, and this quotient is taken to the Nth root (N representing the number of years in the period) and 1 is subtracted from the result, which is then expressed as a percentage. Thus, the following formula applies:

                                         Redeemable Value   1/N
          Average Annual Total Return = (------------------)     - 1
                                         Initial Investment

     2. Calculation. The maximum sales charge for the Fund is 4.5% of the offering price. On the $1,000 Initial Investment, the 4.5% sales charge would equal $45.

               4.5% of $1,000 = 0.045 x $1,000 = $45











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     The Initial Investment adjusted for the maximum sales charge ("adjusted
     Initial Investment") is calculated by deducting the sales charge from the Initial Investment.

                              $1,000 - $45 = $955

     The Redeemable Value is equal to the adjusted Initial Investment plus the percentage change in the value of such investment over the period. The percentage change over the period is calculated in Sub-section 2 of Section A above.

     Redeemable Value = $955 + (1.33% of $955) = $955 + (0.0133 x $955) =
     $967.70

     The period covered is from November 23, 1987 to April 30, 1988 or 5 months and 7 days.

          N = number of years in the period = (5/12) + (7/365) = 0.436

     Using the formula provided above, average annual total return for the period may then be calculated.

     The Redeemable Value is divided by the Initial Investment.

                         ($967.70 / $1,000) = 0.9677

     This quotient is taken to the Nth root.

                         The 0.436 root of 0.9677 = 0.9274

     1 is subtracted from the result.

                              0.9274 - 1 = -0.0726

     The decimal return is converted to a percentage by multiplying by 100.

                              -0.0726 x 100 = -7.26%